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                                                                    EXHIBIT 3.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                 AMERIPATH, INC.

         AMERIPATH, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Code"), incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of Delaware on February 13, 1996 (the "Corporation"), as amended by the filing of a Restated Certificate of Incorporation with the Secretary of State of Delaware on February 15, 1996, as further amended by the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on June 26, 1997 (collectively the "Certificate"), adopts the following Amendment to its Certificate:

         FIRST:  The name of the Corporation is AMERIPATH, INC.

         SECOND: The Board of Directors of said Corporation, by the requisite vote, at a meeting of the Board of Directors duly called and held on July 30, 1997, adopted a resolution proposing and declaring advisable the following Amendment to the Certificate, and the stockholders of said Corporation, by the requisite vote, at a Special Meeting of the Stockholders of the Corporation duly called and held on August 29, 1997, approved the following Amendment to the
Certificate:

                  ARTICLE IV of the Certificate as presently in effect is hereby deleted in its entirety, and the following substituted therefor:

                                   ARTICLE IV

                                  CAPITAL STOCK

         The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 35,000,000 shares, consisting of
(a) 30,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock") and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

I.       PREFERRED STOCK

         A. General. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors (the "Board") as hereinafter prescribed.

                  1. Preferences. Subject to the rights of the holders of the Corporation's Common Stock, authority is hereby expressly granted to and vested in the Board to


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         authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                           (a) whether or not the class or series is to have
                  voting rights, full or limited, or is to be without voting rights;

                           (b) the number of shares to constitute the class or
                  series and the designations thereof;

                           (c) the preferences and relative, participating,
                  optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                           (d) whether or not the shares of any class or series
                  shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                           (e) whether or not the shares of a class or series
                  shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

                           (f) the dividend rate, whether dividends are payable
                  in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

                           (g) the preferences, if any, and the amounts thereof
                  that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                           (h) whether or not the shares of any class or series
                  shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation's capital stock and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and


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                           (i) such other special rights and protective
                  provisions with respect to any class or series as the Board may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class, or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

II.      Common Stock.

         All shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges:

                  A. Voting Rights. Except as otherwise required by law or as may be provided by the resolutions of the Board authorizing the issuance of any class or series of the Preferred Stock, as hereinabove provided, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock.

                  B. Dividends. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive when, as and if declared by the Board, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

                  C. Liquidating Distributions. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

         THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.



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